U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A

AMENDMENT NO. 1

REGULATION A OFFERING CIRCULAR

UNDER

THE SECURITIES ACT OF 1933

Trimark Power Corp.

(Exact name of issuer as specified in its charter)

Wyoming

(State of other jurisdiction of incorporation or organization)

142 W. 57th Street

New York, NY 10019

(646) 520-1201

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Vcorp Agent Services, Inc.

2232 Dell Range Blvd Ste 200

Cheyenne, WY 82009

845-425-0077

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

0721-02	39-4960026
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Preliminary Offering Circular is following the offering circular format described in Part II of Form 1-A.

PART II — CIRCULAR FORM 1-A TIER 1

Offering Circular dated December 1, 2025

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

Trimark Power Corp.

$500,000

10,000,000 SHARES OF COMMON STOCK

$0.05 PER SHARE

This is the public offering of securities of Trimark Power Corp. (“Trimark” or the “Company”), a Wyoming corporation. We are offering 10,000,000 shares of our common stock, par value $0.0001(“Common Stock”), at an offering price of $0.05 per share (the “Offered Shares”) by the Company. This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold, whichever is earlier (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is Twenty Thousand (20,000) Offered Shares for One Thousand Dollars ($1,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 7 of this Offering Circular.

Super Voting Series A Preferred Stock Hold 74% of the Voting Rights of Our Shareholders

On October 8, 2025, the Company authorized the creation of 74 shares of Series A Super Voting Preferred Stock, (the “Super Voting Preferred Stock”) with a par value of $0.0001, and issued all 74 shares, 37 of which were issued to our CEO, Yves R. Michel, and 37 of which were issued to Lynden Holdings, LLC, giving them, collectively, 74% majority voting control over the Company regardless of how many shares of Common Stock are issued and outstanding.

The holders of Super Voting Preferred Stock shall have the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each 1 share of Series A Super Voting Preferred Stock carries votes the equivalent of 1% of all voting shares of every class, including 1% of the issued and outstanding shares of all other Series of preferred stock, and including 1% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, such that, collectively, the holders of Super Voting Preferred Stock shall always vote the equivalent of 74% of all voting shares of every class, including 74% of the issued and outstanding shares of all other Series of preferred stock, and including 74% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock.

The Super Voting Preferred Stock does not have any liquidation preference, redemption rights, dividend entitlement, and is not convertible to into Common Stock or any other class of the Company’s stock.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the Securities. If Securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of the Shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold, whichever is earlier (such earlier date, the “Termination Date”).

Our Common Stock is not listed for trading on any exchange and is not quoted on the over-the-counter-markets (OTC Markets). We have not been issued a trading symbol and there is no trading market for our Common Stock.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price(1)(2)	$0.05	$500,000
Underwriting Discounts and Commissions(3)	0	0
Proceeds to the Company	$0.05	$500,000

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering”.
(2)	This is a “best-efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”
(3)	We are offering these Securities without an underwriter.
(4)	Excludes estimated total offering expenses, which will be approximately $25,000.00 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.05 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is December 1, 2025

We are offering to sell, and seeking offers to buy, our Securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our Securities. Neither the delivery of this Offering Circular nor any sale or delivery of our Securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Trimark”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Trimark Power Corp.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Trimark Power Corp., sometimes referred to herein as “we,” “us,” “our,” “Trimark Power Corp.”, and the “Company” and/or “Trimark” was incorporated in the State of Wyoming on August 21, 2025. Our fiscal year-end date is December 31.

Our office is located at 142 W 57th Street, New York, NY 10019. Our telephone number is (646)-520-1201 and our email address is yves.michel@trimarkpowercorp.com.

Organizational History and Business Overview

Trimark Power Corp. (“Trimark” or the “Company”) is a waste conversion and renewable energy company focused on converting woody and organic biomass into biochar and bio stimulants using advanced pyrolysis technology. This process transforms agricultural and forestry waste into valuable biochar, a carbon-rich material with numerous applications, including soil improvement, carbon sequestration, water remediation, and renewable energy production and bio-oils. The Company’s systems—both mobile and stationary—are capable of processing up to 40 tons of organic waste per day, producing approximately 10 tons of high-quality biochar. These systems utilize waste products such as wood chips, nut shells, and cow manure. Trimark will install, own, and operate pyrolysis systems in California’s Central Valley. These systems will process almond wood waste, pistachio shells, and manure to produce biochar and bio stimulants efficiently and sustainably.

The Need for Biochar: Addressing Environmental Challenges

Woody Waste and Agriculture Residues

In the United States, over 300 million metric tons of wood and agricultural waste are generated annually. Much of this waste is disposed of via natural decay, landfills, or open-air burning, all of which release carbon into the atmosphere and contribute to greenhouse gas emissions [eia.gov, energy.gov, refed.org].

Trimark’s biochar production addresses critical environmental issues, including:

1.	Wildfire Prevention: Removing woody biomass reduces wildfire risks in fire-prone regions.

2.	Air Pollution Reduction: Controlled pyrolysis replaces open-air burning of agricultural residues, significantly lowering fine particulate emissions.

3.	Carbon Sequestration: Converting biomass into biochar traps carbon for decades, reducing atmospheric CO2 emissions.

4.	Job Creation: Biochar production supports local economies by creating jobs in the bioenergy and agricultural sectors.

[nature.com, biochar-us.org, climatehubs.usda.gov]

Urban and Natural Forest Benefits

Biochar production offers significant benefits for urban forests and natural ecosystems by improving soil health through increased water retention and nutrient availability, stimulating microbial activity to enhance plant growth, and remediating contaminated soils through its high heavy metal absorption potential. Additionally, it provides a sustainable alternative to current biomass disposal methods like landfilling or open-air burning, which release over 1 million metric tons of CO2 annually into the atmosphere in California [arb.ca.gov]. Studies show biochar can increase soil organic carbon by up to 40% [Nature Geoscience] and reduce heavy metal toxicity by 40-50% [California Field Trial -UC Davis] in contaminated soils.

Pyrolysis Technology

Overview

Pyrolysis systems decompose waste in the absence of oxygen under varying pressurized conditions and temperatures ranging from 300°C to 1,300°C. This cost-effective technology is gaining momentum as it replaces traditional incineration, addressing many pre-treatment challenges while significantly reducing or eliminating pollutants when operated under high temperature and high-pressure conditions (Source: Life Cycle Assessment of Waste-to-Bioenergy Processes: A Review, 2020). Pyrolysis systems are widely recognized for their environmental benefits, including decreased emissions and the production of valuable byproducts like biochar and renewable energy.

The conversion rate of biomass to biochar through pyrolysis typically ranges from 20% to 30% by mass, depending on technology, temperature, and residence times. The carbon concentration in biochar varies from 25% to 90%, depending on the production method. Unlike open burning or decomposition, which releases carbon into the atmosphere immediately or over time, pyrolysis retains approximately half of the biomass carbon in biochar. This biochar degrades extremely slowly—over decades or even centuries—under natural conditions, serving as a long-term carbon storage solution.

Pyrolysis systems produce a range of products, including hydrogen, renewable natural gas, bio-diesel oil, charcoal, and biochar. These outputs can power engines or turbines and are often eligible for tax and pricing benefits. Compared to conventional incineration plants, which operate on large scales, pyrolysis plants are more flexible in scale and can integrate with downstream technologies for product upgrading (Source: Sustainable Resource Recovery and Zero Waste Approaches, 2019). The process of pyrolysis is central to biochar production, involving thermal decomposition of organic materials in the absence of oxygen. Depending on production requirements, manufacturers use either fast or slow pyrolysis. Fast pyrolysis processes finely ground biomass within seconds, while slow pyrolysis bakes larger particles over longer periods, optimizing carbon sequestration.

Biochar, produced through pyrolysis, offers diverse applications across industries. It can serve as a soil conditioner, an organic feed component for animals, a construction material, a wastewater treatment solution, and even as a textile additive (Source: BioEnergy Consult). Additionally, its ability to store and reduce atmospheric CO₂ positions biochar as a critical tool for climate change mitigation.

The Biochar Market

Global Market Trends

Biochar is emerging as a carbon dioxide removal (CDR) technology, a circular climate change mitigation and adaptation solution, and as an input material for agriculture, the built environment, and soil and water remediation work, among other sectors. It continues to lead in delivering durable CDR, with global production reaching at least 350,000 metric tons annually, representing a 91% compound annual growth rate (CAGR) over reported 2021 production. From an economic perspective, revenues from biochar producers, distributors, value-added producers, and equipment manufacturers exceeded $600 million USD in 2023, with a CAGR of 97% between 2021 and 2023. Revenues are projected to grow further, reaching nearly $3.3 billion by 2025 (Source: 2023 Global Biochar Market Report).

U.S. Biochar Market

The U.S. biochar market size was estimated at $203.4 million USD in 2022 and is expected to expand at a compound annual growth rate (CAGR) of 11.3% from 2023 to 2030. The growing need to improve crop yields in the United States has led to the increased use of fertilizers, driving up soil acidity levels. This has encouraged the adoption of advanced farming practices and the proliferation of substitutes for generic inorganic soil improvement products. U.S. farmers are becoming increasingly aware of the benefits of organic products, including biochar, leading to a rise in awareness among manufacturers and contributing to the market’s growth (Source: Grandview Research).

California was a major consumer of biochar in the U.S., accounting for a revenue share of 15.7% in 2022. Agriculture is a significant component of the state’s economy, producing over 400 types of cash crops, including avocados, almonds, rice, marijuana, grapes, and strawberries. The consumption of biochar is expected to remain the largest in California due to its ability to increase crop yields and the growing awareness of its benefits among farmers. The adoption of organic farming has further boosted biochar consumption in the state. According to the USDA, California accounted for the highest number of certified organic farmers in the U.S. in 2021, with sales totaling $3.55 billion. The state produces 90% of the country’s organically grown nuts and almonds. Biochar’s water retention ability makes it a major soil additive in California, which faces ongoing water crises. Additionally, the state has an annual abundance of 9 million dry tons of agricultural residues and 14 million tons of forest residues, which can be converted into low-carbon fuels and serve as a significant source of feedstock for biochar production (Source: Grandview Research).

Business Model

Trimark plans to generate revenue through multiple streams, leveraging its dual focus on biochar production and pyrolysis technology:

1.	Biochar Sales: Supplying biochar to the agricultural, construction, and environmental remediation markets.

2.	Leasing and Licensing: Providing mobile and stationary pyrolysis systems to partners in forestry and agriculture.

3.	Byproduct Sales: Selling renewable energy outputs, including hydrogen, biodiesel, and renewable natural gas, produced during the pyrolysis process.

4.	Strategic Partnerships: Collaborating with stakeholders in agriculture and forestry for feedstock supply and system deployment.

Growth Strategy

Trimark aims to establish itself as an industry leader in biochar production by forming key partnerships like joint ventures and strategic alliances, among others with key partners, including equipment suppliers, forestry companies, orchardists, and dairy farmers. Trimark’s mobile pyrolysis systems offer unique value to its partners by enabling on-site biomass conversion, reducing transportation costs and emissions. Trimark plans to expand its operations across North America, targeting regions with high agricultural and forestry activity. [Key milestones include:

1.	Year 1: Deployment of mobile pyrolysis units in high-demand regions, such as California’s Central Valley.

2.	Year 2: Expansion into additional U.S. markets, targeting states with significant agricultural and forestry activity.

3.	Year 3: Strategic entry into international markets, including Canada, the EU, and high-growth countries such as Brazil and India.

Competitive Advantage

Trimark operates in a competitive market but has several key differentiators. Trimark’s use of innovative mobile pyrolysis systems differentiates itself by targeting smaller-scale, on-site installations to serve medium-sized agricultural and forestry operations. Furthermore, Trimark’s alignment with global climate goals and regulatory incentives for renewable energy adoption strengthens its competitive advantage. Below are key competitors and their strengths:

●	Cool Planet Energy Systems, Inc.

Founded in 2009, Cool Planet focuses on sustainable technologies and benefits from substantial investor backing. With extensive R&D capabilities, the company has developed innovative biochar solutions. Annual Revenue (2023): Approximately $50 million.

●	Biochar Now, LLC

Established in 2011, Biochar Now enjoys first-mover advantage and an established market presence. It has a proven track record of producing high-quality biochar and maintains partnerships with agricultural and environmental organizations. Annual Revenue (2023): Approximately $25 million.

●	Phoenix Energy Group, LLC

Since its founding in 2010, Phoenix Energy has leveraged vertical integration with renewable energy projects to achieve cost efficiencies and technological synergies. Its diversification into bioenergy products stabilizes revenue streams and reduces dependency on biochar alone. Annual Revenue (2023): Approximately $30 million.

●	Carbon Gold Ltd.

Founded in 2007, Carbon Gold specializes in high-quality biochar for niche markets such as horticulture and agriculture. Strong certifications in organic and sustainable practices enhance its brand reputation and customer trust. Partnerships with growers and agricultural businesses ensure a steady customer base. Annual Revenue (2023): Approximately $20 million.

●	Swiss Biochar GmbH

Established in 2010, Swiss Biochar holds a leading position in the European market and benefits from advanced production technologies. Its strong focus on sustainability and carbon sequestration aligns with growing environmental concerns and regulatory pressures, making its products highly attractive. Annual Revenue (2023): Approximately $18 million.

Regulatory Matters

Regulations supporting renewable energy projects in the U.S. and Canada have positively impacted the biochar market. In the U.S., key policies include the Public Utility Regulatory Policy Act (PURPA), which encourages small-scale renewable energy projects, and the Energy Policy Act, which provides pathways for renewable energy generators to participate in wholesale power markets. In Canada, the target of achieving 90% zero-emission energy sources by 2030 further highlights the growth opportunities for biochar technologies. However, environmental concerns about incineration and increased regulatory scrutiny necessitate ongoing investment in research and development to ensure compliance and minimize environmental impact [Source: Allied Market Research]

Use of Proceeds and Investor Action

If the maximum offering amount of $500,000 is raised, Trimark intends to allocate the proceeds toward scaling its mobile pyrolysis systems, marketing and sales efforts, and working capital to support operations and strategic partnerships. These investments are critical to Trimark’s ability to execute its growth strategy and capture significant market share in the biochar and renewable energy industries.

By investing in Trimark Power Corp., investors have the opportunity to support a company that is uniquely positioned to address global environmental challenges while participating in a high-growth industry. Trimark is tackling critical issues such as carbon emissions reduction, wildfire prevention, and sustainable waste management while creating long-term value for its stakeholders. The Company’s innovative technology, strategic partnerships, and growing market presence make it a compelling investment opportunity.

Trimark Power Corp.

142 W. 57th Street

New York, NY 10019

https://trimarkpowercorp.com

Tel: (646) 520-1201

Email: yves.michel@trimarkpowercorp.com

THE OFFERING

Issuer:	Trimark Power Corp.

Securities offered:	A maximum of 10,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $0.05 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	31,500,000 issued and outstanding as of October 25, 2025 (not including common shares which may be issued upon conversion of debt).

Number of shares of Common Stock to be outstanding after the offering	41,500,000 shares, if the maximum amount of Offered Shares are sold

Price per share:	$0.05

Maximum offering amount:	10,000,000 shares at $0.05 per share, or $500,000 (See “Distribution.”)

Trading Market:	Our Common Stock is not listed for trading on any exchange and is not quoted on the over-the-counter markets (OTC Markets). There is no market for our Common Stock.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $475,000. See “Use of Proceeds.”)

Risk factors:	Investing in our Common Stock involves a high degree of risk, including immediate and substantial dilution.

There is no market for our Common Stock.

See “Risk Factors.”

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for development stage companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

Our ability to continue as a going concern depends on securing additional funding and achieving our business objectives. There is doubt about our ability to continue as a going concern.

The Company is a development stage enterprise. The Company incurred a net loss of $60,105 for the period from inception to the quarter ended September 30, 2025. In addition, the Company has a shareholders’ deficit of $28,531 for the period since inception through September 30, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during this current year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through additional equity and/or short-term debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s Common Stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with the accuracy of its accounting practices, we are not required to have our financials audited by an auditor certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have An independent third party reviewing the accounting. Our accounting staff may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

We are subject to the risks commonly encountered by early-stage companies.

Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our operations and growth in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly impacted. To address these risks, we are implementing structured planning, engaging experienced advisors, and maintaining financial discipline. We believe these measures will enhance our ability to navigate growth challenges and stabilize operations. While uncertainties remain, we are proactively building the foundation for long-term resilience and scalability.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to generate any revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in rapidly transforming markets. There is no guarantee that our products or services will remain attractive to potential and current customers as these markets undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet earned revenue, or produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Common Stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our sole officer and director, Yves R. Michel, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically our Chief Executive Officer, Yves R. Michel, with whom we have an Employment Agreement. We expect to enter into employment and consulting agreements with key personnel as we raise capital.

If we lose key service providers, consultants and our employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly. To mitigate this risk, we will implement succession planning protocols for key roles.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes both start-without name recognition and established businesses, such as Biochar Now and Terrachar. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects. To strengthen our competitive position, we are also actively monitoring market trends and adapting our offerings to stay ahead of industry shifts. This initiative is designed to enhance our resilience and long-term viability in a dynamic competitive landscape.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established businesses. Compared to our business, some of our competitors, such as Biochar Now and Terrachar have greater financial and other resources, have been in business longer, have greater name recognition and are better established in our markets. To mitigate this risk, we are focusing on niche market positioning, strategic alliances, and tailored service offerings that differentiate us from larger competitors. These initiatives are intended to build competitive advantage despite disparities in scale and brand recognition.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business. To mitigate this risk, we are enhancing internal governance protocols and legal oversight to reduce exposure to potential claims.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital. To mitigate this risk, we are implementing scalable financial systems, robust internal audit procedures, and training programs to strengthen oversight to reduce reporting errors. To mitigate this risk, we are implementing scalable financial systems, robust internal audit procedures, and training programs to strengthen oversight to reduce reporting errors.

Risks Relating to our Common Stock and Offering

Our Common Stock is not traded, and we have no trading symbol, and so you may be unable to sell your shares.

The Common Stock is not currently listed for trading on any exchange and is not quoted on the over-the-counter-market (OTC Markets), meaning that there is no trading price, and the number of persons interested in purchasing our shares at, any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, even if we obtain a trading symbol, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that we will be awarded a trading symbol, and even if we are, that a broader or more active public trading market for our common shares will develop or be sustained.

Even if we are awarded a trading symbol, and our Common Stock is later quoted on the OTC Markets, the market price of our Common Stock may be volatile and adversely affected by several factors.

If we obtain a trading symbol and our stock is eligible for quotation, the market price of our Common Stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in competition or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our Common Stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock if and when it is quoted. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We have never paid dividends and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates. To enhance shareholder value despite the absence of dividends, we are focused on strategic growth, brand equity, and operational efficiency. These efforts are intended to support long-term stock appreciation and investor returns.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our Articles of Incorporation to issue up to 500,000,000 shares of common stock. We have issued as of October 25, 2025, 31,500,000 shares of Common Stock. In addition, we are authorized under our Articles of Incorporation to issue 5,000,000 shares of “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large number of additional securities to raise capital to further our development. It is also likely that we will issue a large n of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under future stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors, officers and employees for monetary damages to our Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders. To mitigate this exposure, we are refining internal governance policies to reduce litigation risk.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC. To mitigate this risk, we are enhancing disclosure controls, and refining investor communications.

Our common stock is currently deemed a “penny stock,” which, even when our stock is quoted for sale, will make it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. If a trading market for our Common Stock develops in the future, it may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

Because directors and officers currently and for the foreseeable future will continue to control the Company, it is not likely that you will be able to elect directors or have any say in the policies of Trimark Power Corp.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Trimark Power Corp. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. To promote transparency and investor confidence, we are committed to regular shareholder communications and enhanced governance disclosures.

Risks Relating to Our Company and Industry

The following risks relate to our proposed business and the effects upon us assuming we obtain financing in a sufficient amount.

A loss of confidence in our operating systems, or a breach of our operating systems, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our operating systems from unauthorized access, damage or theft; however, it is possible that our security may not prevent the improper access to, or damage or theft of our information. A security breach could harm our reputation or result in the loss of some or all of our information. A resulting perception that our measures do not adequately protect our operating systems could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value. To mitigate this risk, we conduct regular internal audits and update system access protocols to ensure only authorized personnel can access sensitive information.

Our industry is highly competitive and as an emerging growth company and upon our entry to market we may be at a disadvantage to our competitors.

The biochar industry is highly competitive in general. We are an emerging growth company with limited financial resources and our trade name has limited recognition. Our competitors, both established and future unknown competitors, have better trade name recognition and, in most cases, substantially greater financial resources than we have. Our ability to successfully compete in our industry depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in designing and developing new or enhanced products;

●	our ability to address the changing needs and desires of our target customers;

●	the pricing, quality, performance, reliability, features, ease of installation and use, and diversity of our products;

●	the quality of our customer service;

●	product or new technology introductions by our competitors; and

●	the ability of our manufacturers to deliver on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition. To mitigate this risk, we regularly monitor competitor activity and market trends to refine our product roadmap and enhance customer engagement strategies.

We will require additional funding to develop our business. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to modify our current business plan or to curtail or cease our planned operations.

We anticipate we could incur potential losses using significant funds for start up operations, store lease, inventory, marketing and development and operating activities. Our existing cash resources are insufficient to finance even our immediate operations. Accordingly, we will need to secure additional sources of capital to develop our business as planned. We intend to seek substantial additional financing through public and/or private financing, which may include equity and/or short-term debt financings, and through other arrangements, including collaborative arrangements. As part of such efforts, we may seek loans from certain of our executive officers, directors and/or current shareholders.

If we are unable to secure additional financing in the near term, we may be forced to:

●	curtail or abandon our existing business plans;

●	default on any debt obligations;

●	file for bankruptcy;

●	seek to sell some or all of our assets; and/or

●	cease our operations.

If we are forced to take any of these steps our Common Stock may be worthless. To mitigate this risk, we are actively pursuing diversified funding channels, strategic partnerships, and internal cost optimization. These efforts are intended to extend our runway and support continued execution of our business plan.

We are subject to risks associated with our website.

We devote resources or potential significant resources to maintaining our website www.trimarkpowercorp.com as a key marketing, sales and support tool and expect to continue to do so in the future. Failure to properly maintain our Website may interrupt normal operations, including our ability to provide quotes, process orders, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise run our business which would have a material adverse effect on our results of operations. We host our Website via third party hosting. Any failure to successfully maintain our website or any significant downtime or outages affecting our website could have a material adverse impact on our operating results. To mitigate this risk, we are implementing uptime monitoring, backup protocols, and vendor performance reviews for our third-party hosting. These measures are designed to ensure operational continuity and minimize disruption to customer-facing services.

If we are not able to protect and control our trade secrets, know-how and other technological innovations, we may suffer competitive harm.

We may in the future rely on certain technology, trade secrets, confidential information and proprietary know-how to protect envisioned platform and software technology and maintain any future competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect our contemplated future proprietary technology and processes, we may in the future rely in part on confidentiality and intellectual property agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. At this date there are no proprietary software applications or developments and as a result no NDA, MNDA or other protective contract agreements. There may be so in the future. To mitigate this risk, we maintain internal records of sensitive know-how and limit access to key information on a need-to-know basis.

Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards, potential new entrants, and changes in customer needs and expectations. Accordingly, our future success depends in part on our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire, and maintain competitive products and services that capitalize on existing and emerging trends; enhance our existing products and services by adding innovative features on a timely and cost-effective basis that differentiates us from our competitors; sufficiently capture intellectual property rights in new inventions and other innovations; and develop or acquire and bring products and services, including enhancements, to market quickly and cost-effectively. Our ability to develop or acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our business, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis. To mitigate this risk, we hold regular cross-functional reviews to prioritize product development efforts based on market feedback and internal capabilities.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers could adversely affect our business. To reduce exposure, we are developing contingency plans and diversifying operational dependencies across regions. These steps aim to enhance business continuity in the face of natural or geopolitical disruptions.

Potential undisclosed liabilities associated with strategic transactions including the Joint Venture

In connection with strategic transactions we enter into, including the Joint Venture Agreement with Origin Energy, acquisitions, or similar arrangements, there may be liabilities that Trimark failed to discover or was unable to quantify in its pre-closing due diligence; the Company may not be fully indemnified for some or all of these liabilities, which could include environmental remediation obligations, tax liabilities, contract disputes, or legacy equipment and operational claims and could materially increase our costs or disrupt operations. To address this risk, we will conduct targeted post-closing investigations, promptly document and escalate identified issues to the relevant counterparties for remediation, and maintain internal contingency reserves until matters are resolved.

Risk of ineffective integration of acquisitions, assets and joint venture operations

Combining newly acquired businesses, assets or joint venture activities with our existing operations can be complicated and time-consuming. If we do not integrate these effectively, we may not realize expected synergies, cost savings or growth. Even when integrations proceed, they may not deliver the strategic benefits we anticipate, could increase competitive or operational challenges in certain products or regions, and may create additional liabilities, unexpected expenses or disruptions that could materially harm our results and financial condition. To address this risk, we will adopt formal integration plans with assigned leaders, specific milestones and regular post-closing reviews to detect and resolve integration issues promptly.

Product defects and quality failures

Although Trimark endeavors to produce high quality biochar and reliable pyrolysis systems, our products may contain undetected defects or performance issues, particularly when newly launched or updated. Faults can result from design errors, contamination of feedstock, process control failures, or component problems during manufacturing and commissioning. Any actual or perceived defects in our biochar or systems could require product replacement, service repairs, or withholding of shipments, could damage our reputation, reduce sales, increase support costs, and could materially harm our business, financial condition, and results of operations. To address this risk, we will implement routine quality checks, standardized batch testing and traceability, and documented commissioning and service protocols to detect and remediate defects quickly.

Changes in regulatory environment and incentives

Our business is affected by a broad and evolving set of federal, state, provincial and international laws and regulations that govern renewable energy, waste management, air emissions, carbon credits, land application of biochar and related incentives. Changes in the interpretation or application of these laws, reductions or eliminations of government subsidies or tax incentives, new permitting requirements for mobile or stationary pyrolysis units, or restrictions on feedstock sourcing could reduce demand for our products, increase compliance costs, or expose us to fines and other liabilities that could materially harm our results of operations and financial condition. Regulatory reviews or policy shifts that negatively affect our customers could also reduce market opportunities for our biochar and services. To address this risk, we will monitor regulatory and policy developments, maintain basic compliance checklists and permit trackers, and engage with local regulators early in project planning to anticipate changes and reduce delays.

Supply chain disruptions and related risks

Ongoing global supply chain disruptions and shifts in trade patterns may delay our ability to obtain equipment, parts and other necessary supplies on time or at expected costs and could increase our operating expenses. Continued shortages, logistical bottlenecks or new trade restrictions could reduce our production capacity, delay project timelines and negatively affect our financial results and operations. To address this risk, we will maintain relationships with multiple suppliers, monitor inventory levels closely and prioritize local or alternative sourcing where feasible to reduce reliance on any single supply channel.

Uninsured risks and potential uninsured losses

Trimark may incur liabilities or losses that are not covered by insurance due to policy exclusions, coverage limits, evolving operations or new projects including joint venture activities with Origin Energy. Such uninsured losses could materially harm our operating results, financial condition and ability to execute projects.

To address this risk, we will maintain a risk register, periodically review and document insurance gaps, strengthen operational controls to reduce loss likelihood and maintain internal contingency reserves to cover potential uninsured losses.

Environmental health and safety laws and permit risks

Trimark’s operations and those of our contractors, suppliers and joint venture partners are subject to a range of environmental, health and safety laws and permit requirements governing the handling, storage, transportation and disposal of feedstock, residues and any hazardous materials. Failure to obtain or maintain required permits, comply with operational conditions, or keep pace with changing local, state, provincial, national or international requirements could delay projects, increase costs, or expose us to fines, remediation obligations and reputational harm. Reliance on third parties for waste handling or other compliance services could also create liability for contaminated sites or improper disposal even if the failure occurred outside our direct control. To address this risk, we will maintain a permit and compliance tracker, require documented environmental controls and vendor compliance certifications from contractors and JV partners, and perform periodic compliance reviews to identify and remediate gaps promptly.]

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds will be $500,000. We will use these net proceeds for the following:

Shares Offered (% Sold)	10,000,000 Shares Sold (100%)	7,500,000 Shares Sold (75%)	5,000,000 Shares Sold (50%)	2,500,000 Shares Sold (25%)
Gross Offering Proceeds	$500,000	$375,000	$250,000	$125,000

Principal Uses of Net Proceeds(2)
Employee/Officers & Directors Compensation	60,000	60,000	60,000	40,000
Consultants	50,000	37,500	25,000	5,000
Engineering	50,000	37,500	25,000	5,000
Office and Administration	5,000	3,750	2,500	1.250
Accounting and Auditing	10,000	7,500	5,000	2,500
Business and Project Development	225,000	128,750	32,500	16,250
Legal and Compliance	50,000	50,000	50,000	50,000
Working Capital Reserve	50,000	50,000	50,000	5,000
Total Principal Uses of Net Proceeds	500,000	375,000	250,000	125,000
Amount Unallocated	-0-	-0-	-0-	-0-

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without a working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

Disclaimer:

The allocation ranges herein represent our current estimate of how we intend to use the proceeds from this Offering. However, actual expenditures may vary depending on business needs, strategic opportunities, market conditions, or operational developments. The Company reserves the right to reallocate funds among these categories as necessary to optimize growth, enhance operational efficiency, or respond to emerging opportunities.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net book value per share of our Common Stock after this offering.

Our historical net book value (deficit) as of September 30, 2025, was $(28,531) or $(0.001) per outstanding share of our 31,500,000 outstanding shares of Common Stock. Historical net book value per share equals the amount of our total tangible assets (i.e. excluding goodwill), less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified above.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (after deducting estimated offering expenses of $25,000 in each case):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this Offering	$0.05	$0.05	$0.05	$0.05

Historical net tangible book value (deficit) per share as of September 30, 2025(1)	$(0.0009)	$(0.0009)	$(0.0009)	$(0.0009)

Increase in net tangible book value per share attributable to new investors in this offering(2)	$471,469	$346,469	$221,469	$96,469

Net book value per share, after this offering	$0.011	$0.008	$0.006	$0.002

Dilution per share to new investors	$0.039	$0.042	$0.044	$0.048

Increase to pre-offering shareholders	$.001	$0.0008	$0.0006	$0.0002

(1)	Based on net book value, excluding non-tangible assets, (deficit) of $(28,531) and 31,500,000 outstanding shares of Common stock as of September 30, 2025.

DISTRIBUTION

Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

There is no public market for our common shares. The offering price was arbitrarily determined by management, The principal factors considered in determining the initial offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold, whichever is earlier (such earlier date, the “Termination Date”).

How to Subscribe

When you decide to subscribe for Offered Shares in this Offering after it is qualified, you should contact the Company to obtain a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed for at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. Upon the approval of any subscription, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those Risk Factors disclosed herein. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Results of Operations

Results for the startup period ended September 30, 2025.

Operating Revenues (pre acquisition phase start up)

The Company’s revenues were $0 for the period ended September 30, 2025.

General and Administrative Expenses

For the period ended September 30, 2025, general and administrative expenses were $2,605.

Professional Fees

For the startup period ended September 30, 2025, professional fees were $5,000.

Consulting Fees

For the period ended September 30, 2025, consulting fees were $7,500.

Executive Compensation

For the period ended September 30, 2025, Executive compensation was $30,000.

Executive Stock Compensation

For the period ended September 30, 2025, Executive stock compensation was $15,000.

Our net loss for the period ended September 30, 2025 was ($60,105).

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At September 30, 2025, the Company had total current assets of $13,002.

At September 30, 2025, the Company had total current liabilities of $41,533.

We had a working capital deficit of $28,531

Cashflows from Operating Activities

During the period ended September 30, 2025, cash used in operating activities was ($3,572).

Cashflows from Financing Activities

During the period ended October 30, 2025, cash provided by financing activities was $16,574.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Going Concern

As reflected in the Company’s financial statements, the Company has an accumulated deficit of $60,105 as of September 30, 2025, and no revenue. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern, the Company is planning to secure its financial capital in various ways. It will finance its operations initially through shareholder loans from the principals and through private placement investment offerings. The Company may decide to finance its project development stage by way of an equity offering by issuing shares or by engaging venture capital firms that invest in early-stage companies. Venture capital firms August do more than just supply money to small new opportunities. They can also provide advice on potential products, customers, and key employees.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or results of operations upon adoption.

In our opinion, the proceeds from this Offering may not fully satisfy our cash requirements and we anticipate it will be necessary to raise additional funds monthly (as described above) to supplement our plan of operations. Accordingly, if we are unable to satisfy our cash requirements through sales and the proceeds from this Offering alone, we will need to raise additional capital through additional short-term loans, the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through other loans or other equity investment. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring substantial operating and cash flow deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Basis of presentation

The Company’s unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the period ending September 30, 2025.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held.

Stock-based Compensation

We account for equity-based transactions with employees and non-employees under the provisions of FASB ASC Topic 718, “Compensation – Stock Compensation” (Topic 718), which establishes that equity-based payments to employees and non-employees are recorded at the grant date the fair value of the equity instruments the entity is obligated to issue when the employees and non-employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Topic 718 also states that observable market prices of identical or similar equity or liability instruments in active markets are the best evidence of fair value and, if available, should be used as the basis for the measurement for equity and liability instruments awarded in these share-based payment transactions. However, if observable market prices of identical or similar equity or liability instruments are not available, the fair value shall be estimated by using a valuation technique or model that complies with the measurement objective, as described in FASB ASC Topic 718.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DESCRIPTION OF BUSINESS

Business Overview

Company Information

Trimark Power Corp., sometimes referred to herein as “we,” “us,” “our,” “Trimark Power Corp.”, and the “Company” and/or “Trimark” was incorporated in the State of Wyoming on August 21, 2025. Our fiscal year-end date is December 31.

Our office is located at 142 W 57th Street, New York, NY 10019. Our telephone number is (646)-520-1201 and our email address is yves.michel@trimarkpowercorp.com.

Organizational History and Business Overview

Trimark Power Corp. (“Trimark” or the “Company”) is a renewable energy company focused on converting woody and organic biomass into biochar using advanced pyrolysis technology. This process transforms agricultural and forestry waste into valuable biochar, a carbon-rich material with numerous applications, including soil improvement, carbon sequestration, water remediation, and renewable energy production. The Company’s systems—both mobile and stationary—are capable of processing up to 40 tons of organic waste per day, producing approximately 10 tons of high-quality biochar. These systems utilize waste products such as wood chips, nut shells, and cow manure. Trimark will install, own, and operate pyrolysis systems in California’s Central Valley. These systems will process almond wood waste, pistachio shells, and manure to produce biochar efficiently and sustainably.

The Need for Biochar: Addressing Environmental Challenges

Woody Waste and Agriculture Residues

In the United States, over 500 million metric tons of wood and agricultural waste are generated annually. Much of this waste is disposed of via natural decay, landfills, or open-air burning, all of which release carbon into the atmosphere and contribute to greenhouse gas emissions [Source required for data on waste generation and disposal methods].

Trimark’s biochar production addresses critical environmental issues, including:

5.	Wildfire Prevention: Removing woody biomass reduces wildfire risks in fire-prone regions.

6.	Air Pollution Reduction: Controlled pyrolysis replaces open-air burning of agricultural residues, significantly lowering fine particulate emissions.

7.	Carbon Sequestration: Converting biomass into biochar traps carbon for decades, reducing atmospheric CO2 emissions.

8.	Job Creation: Biochar production supports local economies by creating jobs in the bioenergy and agricultural sectors.

[Provide source or study supporting these environmental and economic benefits of biochar production.]

Urban and Natural Forest Benefits

Biochar production offers significant benefits for urban forests and natural ecosystems by improving soil health through increased water retention and nutrient availability, stimulating microbial activity to enhance plant growth, and remediating contaminated soils through its high heavy metal absorption potential. Additionally, it provides a sustainable alternative to current biomass disposal methods like landfilling or open-air burning, which release millions of metric tons of CO2 annually into the atmosphere. Studies show biochar can increase soil organic carbon by up to 50% and reduce heavy metal toxicity by 70% in contaminated soils (Sources: biochar-international-org; sciencedirect.)

Pyrolysis Technology

Overview

Pyrolysis systems decompose waste in the absence of oxygen under varying pressurized conditions and temperatures ranging from 300°C to 1,300°C. This cost-effective technology is gaining momentum as it replaces traditional incineration, addressing many pre-treatment challenges while significantly reducing or eliminating pollutants when operated under high temperature and high-pressure conditions (Source: Life Cycle Assessment of Waste-to-Bioenergy Processes: A Review, 2020). Pyrolysis systems are widely recognized for their environmental benefits, including decreased emissions and the production of valuable byproducts like biochar and renewable energy.

The conversion rate of biomass to biochar through pyrolysis typically ranges from 20% to 40% by mass, depending on technology, temperature, and residence times. The carbon concentration in biochar varies from 25% to 90%, depending on the production method. Unlike open burning or decomposition, which releases carbon into the atmosphere immediately or over time, pyrolysis retains approximately half of the biomass carbon in biochar. This biochar degrades extremely slowly—over decades or even centuries—under natural conditions, serving as a long-term carbon storage solution.

Pyrolysis systems produce a range of products, including hydrogen, renewable natural gas, bio-diesel oil, charcoal, and biochar. These outputs can power engines or turbines and are often eligible for tax and pricing benefits. Compared to conventional incineration plants, which operate on large scales, pyrolysis plants are more flexible in scale and can integrate with downstream technologies for product upgrading (Source: Sustainable Resource Recovery and Zero Waste Approaches, 2019). The process of pyrolysis is central to biochar production, involving thermal decomposition of organic materials in the absence of oxygen. Depending on production requirements, manufacturers use either fast or slow pyrolysis. Fast pyrolysis processes finely ground biomass within seconds, while slow pyrolysis bakes larger particles over longer periods, optimizing carbon sequestration.

Biochar, produced through pyrolysis, offers diverse applications across industries. It can serve as a soil conditioner, an organic feed component for animals, a construction material, a wastewater treatment solution, and even as a textile additive (Source: BioEnergy Consult). Additionally, its ability to store and reduce atmospheric CO₂ positions biochar as a critical tool for climate change mitigation.

The Biochar Market

Global Market Trends

Biochar is emerging as a carbon dioxide removal (CDR) technology, a circular climate change mitigation and adaptation solution, and as an input material for agriculture, the built environment, and soil and water remediation work, among other sectors. It continues to lead in delivering durable CDR, with global production reaching at least 350,000 metric tons annually, representing a 91% compound annual growth rate (CAGR) over reported 2021 production. From an economic perspective, revenues from biochar producers, distributors, value-added producers, and equipment manufacturers exceeded $600 million USD in 2023, with a CAGR of 97% between 2021 and 2023. Revenues are projected to grow further, reaching nearly $3.3 billion by 2025 (Source: 2023 Global Biochar Market Report).

U.S. Biochar Market

The U.S. biochar market size was estimated at $203.4 million USD in 2022 and is expected to expand at a compound annual growth rate (CAGR) of 11.3% from 2023 to 2030. The growing need to improve crop yields in the United States has led to the increased use of fertilizers, driving up soil acidity levels. This has encouraged the adoption of advanced farming practices and the proliferation of substitutes for generic inorganic soil improvement products. U.S. farmers are becoming increasingly aware of the benefits of organic products, including biochar, leading to a rise in awareness among manufacturers and contributing to the market’s growth (Source: Grandview Research).

California was a major consumer of biochar in the U.S., accounting for a revenue share of 15.7% in 2022. Agriculture is a significant component of the state’s economy, producing over 400 types of cash crops, including avocados, almonds, rice, marijuana, grapes, and strawberries. The consumption of biochar is expected to remain the largest in California due to its ability to increase crop yields and the growing awareness of its benefits among farmers. The adoption of organic farming has further boosted biochar consumption in the state. According to the USDA, California accounted for the highest number of certified organic farmers in the U.S. in 2021, with sales totaling $3.55 billion. The state produces 90% of the country’s organically grown nuts and almonds. Biochar’s water retention ability makes it a major soil additive in California, which faces ongoing water crises. Additionally, the state has an annual abundance of 9 million dry tons of agricultural residues and 14 million tons of forest residues, which can be converted into low-carbon fuels and serve as a significant source of feedstock for biochar production (Source: Grandview Research).

Business Model

Trimark plans to generate revenue through multiple streams, leveraging its dual focus on biochar production and pyrolysis technology:

5.	Biochar Sales: Supplying biochar to the agricultural, construction, and environmental remediation markets.

6.	Leasing and Licensing: Providing mobile and stationary pyrolysis systems to partners in forestry and agriculture.

7.	Byproduct Sales: Selling renewable energy outputs, including hydrogen, biodiesel, and renewable natural gas, produced during the pyrolysis process.

8.	Strategic Partnerships: Collaborating with stakeholders in agriculture and forestry for feedstock supply and system deployment.]

Growth Strategy

Trimark aims to establish itself as an industry leader in biochar production by forming key partnerships like joint ventures and strategic alliances, among others with key partners, including equipment suppliers, forestry companies, orchardists, and dairy farmers. Trimark’s mobile pyrolysis systems offer unique value to its partners by enabling on-site biomass conversion, reducing transportation costs and emissions. Trimark plans to expand its operations across North America, targeting regions with high agricultural and forestry activity. Key milestones include:

4.	Year 1: Deployment of mobile pyrolysis units in high-demand regions, such as California’s Central Valley.

5.	Year 2: Expansion into additional U.S. markets, targeting states with significant agricultural and forestry activity.

6.	Year 3: Strategic entry into international markets, including Canada, the EU, and high-growth countries such as Brazil and India.

Competitive Advantage

Trimark operates in a competitive market but has several key differentiators. Trimark’s innovative mobile pyrolysis systems differentiates itself by targeting smaller-scale, on-site installations to serve medium-sized agricultural and forestry operations. Furthermore, Trimark’s alignment with global climate goals and regulatory incentives for renewable energy adoption strengthens its competitive advantage. Below are key competitors and their strengths:

●	Cool Planet Energy Systems, Inc.

Founded in 2009, Cool Planet focuses on sustainable technologies and benefits from substantial investor backing. With extensive R&D capabilities, the company has developed innovative biochar solutions. Annual Revenue (2023): Approximately $50 million.

●	Biochar Now, LLC

Established in 2011, Biochar Now enjoys first-mover advantage and an established market presence. It has a proven track record of producing high-quality biochar and maintains partnerships with agricultural and environmental organizations. Annual Revenue (2023): Approximately $25 million.

●	Phoenix Energy Group, LLC

Since its founding in 2010, Phoenix Energy has leveraged vertical integration with renewable energy projects to achieve cost efficiencies and technological synergies. Its diversification into bioenergy products stabilizes revenue streams and reduces dependency on biochar alone. Annual Revenue (2023): Approximately $30 million.

●	Carbon Gold Ltd.

Founded in 2007, Carbon Gold specializes in high-quality biochar for niche markets such as horticulture and agriculture. Strong certifications in organic and sustainable practices enhance its brand reputation and customer trust. Partnerships with growers and agricultural businesses ensure a steady customer base. Annual Revenue (2023): Approximately $20 million.

●	Swiss Biochar GmbH

Established in 2010, Swiss Biochar holds a leading position in the European market and benefits from advanced production technologies. Its strong focus on sustainability and carbon sequestration aligns with growing environmental concerns and regulatory pressures, making its products highly attractive. Annual Revenue (2023): Approximately $18 million.

Intellectual Property

We do not own any patents, trademarks, copyrights, and trade secret laws at this time. We believe the following factors are more essential to establishing and maintaining a competitive advantage:

●	the mobility and portability of our system which enables equipment to be deployed onsite;

●	The ability to produce high quality biochar, bio oils, and syngas onsite and at competitive prices;

●	the ability to generate carbon credits;

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees of Trimark Power Corp., including their ages as of September 30, 2025:

Name and Principal Position	Age	Term of Office	Approximate hours per week for part-time employees
Yves R. Michel, Chief Executive Officer, Chief Financial Officer, Director	61	Since August 21, 2025	40

Yves R. Michel, Chief Executive Officer, Chief Financial Officer, and Director

Yves R. Michel (61) serves as our Chief Executive Officer, Chairman, and Director, bringing over 40 years of extensive leadership and industry experience. Before joining our company, he led Sustainable Resources Corporation as CEO, CFO, and Director, where he advanced the development and commercialization of a unique, patented water purification and filtration system.

Mr. Michel’s leadership journey in clean water technology began at PureSafe™ Water Systems, Inc., where he initially joined as Director of Global Sales & Marketing in 2015 before becoming President and Chief Operating Officer in 2016. In September 2017, PureSafe™ Water Systems licensed the technology to Sustainable Resources Corporation, a subsidiary of GME Innotainment, Inc., and Mr. Michel served as CEO, CFO, and Director of both organizations until October of 2023. In these roles, he oversaw daily operations and spearheaded efforts to address critical global challenges in delivering clean drinking water.

In addition to his corporate career, Mr. Michel served as Commissioner of Economic Development and Workforce Housing for Suffolk County, New York — the ninth largest county in the United States, spanning 900 square miles and home to 1.5 million residents. He also held key leadership roles as CEO of the Brookhaven Industrial Development Agency and Deputy Director of Economic Development for the Town of Brookhaven.

Throughout his career, Mr. Michel has held executive positions across diverse industries, having been Vice President of Sales and Distribution for the Americas at REALVIZ Corporation and holding senior roles at Hewlett-Packard, Autodesk, and Silicon Graphics, Inc. His broad corporate expertise, combined with a proven track record in managing public companies, makes him exceptionally well-equipped to lead our organization toward continued growth and innovation.

EXECUTIVE COMPENSATION

 Summary Compensation Table — Period ended September 30, 2025.

The Company had no compensation cash, salary, bonus, stock awards, option awards or other compensation for the period ended September 30, 2025 other than the following:

On August 21, 2025, the Company entered into an Employment Agreement with our CEO, Yves R. Michel, under the terms of which he shall receive a base salary of Ten Thousand Dollars ($10,000) per month, payable in accordance with the Company’s standard payroll policies in effect, shall be awarded One Hundred Thousand (100,000) shares of the Company’s Common Stock per month, and in addition, he shall be entitled to participate in any equity-based compensation plan, such as stock bonus or stock appreciation rights plans, as well as stock option plans, in which the Company’s employees participate, pro rata to their respective base compensation, in the event that the Company adopts any such plan. Mr. Michel shall be awarded Five Percent (5%) of the Company’s net profit, on a quarterly basis, as determined by such net profit shown in the Company’s OTC Markets or SEC reports. In addition, the Employee shall be awarded Three Percent (3%) for identifying and securing funds from investors or lenders, based on the net investment or loans received in such transactions, as determined by the by such net amounts shown in the Company’s OTC Markets or SEC reports.

Outstanding Equity Awards at Fiscal Year-End

 None

Additional Narrative Disclosure

None

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

None

Independent Director Compensation

We have no independent directors. None of the directors of the Company received compensation for their services as a director during the period of start up ended September 30, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since inception, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the fiscal year end for the last three completed fiscal years.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of October 25, 2025, for (i) each of our named executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Trimark Power Corp. 142 W. 57th Street, New York, NY 10019.

	Common Stock ***Beneficially Owned Prior to this offering(1)			Common Stock Beneficially Owned After this offering(2)
Name of Beneficial Owner	Common Stock	Percent of Common Stock (%)	Total Voting Power (%)(3)	Common Stock	Percent of Common Stock (%)	Total Voting Power (%)(3)
Yves R. Michel(3)(4)	16,500,000	52.3	52.3	16,500,000	39.8	39.8

All directors and executive officers as a group (1 persons)	16,500,000	52.3	52.3	16,500,000	39.8	39.8
Lynden Holdings, LLC(3)(4)	3,000,000	9.5	37.0	3,000,000	7.2	37.0
Sarah McCaig(4)	2,000,000	6.3	6.3	2,000,000	4.8	4.8
Santos Holdings LLC(5)	3,000,000	9.5	9.5	3,000,000	7.2	7.2
Jeffrey and Audra Schneider	3,000,000	9.5	9.5	3,300,000	7.2	7.2

*	Less than 1%.

(1)	Based on 31,500,000 shares of Common Stock issued and outstanding as of October 25, 2025.
(2)	Based on 41,500,000 shares of Common Stock issued and outstanding after the public offering.
(3)	Yves R. Michel and Lynden Holdings, LLC each own 37 shares of the Company’s Series A Super Voting Preferred Stock. Each 1 share of Series A Super Voting Preferred Stock gives the holder the right to vote the equivalent of 1 share of the total issued and outstanding shares of Common Stock giving each of them the right to vote the equivalent of 37% of the issued and outstanding shares of the Company’s Common Stock on any matter coming before a vote. As Yves R. Michel beneficially owns 16,500,000 shares of Common Stock, which even after the Offering will total 39.8% of the issued and outstanding shares of Common Stock, his voting power is calculated based upon Common Stock, whereas Lynden Holding, LLC’s voting power is based upon its ownership of Series A Super Voting Preferred Stock.
(4)

Aggregating Beneficial Ownership:

Yves R. Michel beneficially owns 16,500,000 shares of Common Stock, including 15,000,000 in his name issued for services as our Chief Executive Officer, and 1,500,000 owned by his spouse.

Lynden Holdings, LLC is beneficially owned by Sarah McCaig, Lynden, WA, 98264. In addition to the 37 shares of Super Voting Preferred Stock, Sarah McCaig beneficially owns a total of 5,000,000 shares of Common Stock, 3,000,000 shares of which is held in the name of Lynden Holdings, LLC, 1,000,000 shares are held in her own name, and 1,000,000 shares are owned by her spouse.

(5)	Santos Holdings is beneficially owned by Warren Markowitz, Las Vegas, NV 89130.

Prior to this offering, there were 31,500,000 shares of Common Stock outstanding representing voting power of 31,500,000 votes. Following this offering, there will be 41,500,000 shares of Common Stock outstanding.

The shares of common stock were issued pursuant to an exemption from registration as provided by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). All such certificates representing the shares issued by the Company shall bear the standard 1933 Act restrictive legend restricting resale.

Our board of directors currently consists of 1 director. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Wyoming law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 Shares of Preferred Stock, $0.0001 par value per share.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

As of October 25, 2025, there are 31,500,000 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one (1) vote for each share of Common Stock held of record on all matters submitted to a vote of the stockholders.

Under our Articles of Incorporation, as amended, and Bylaws, any corporate action to be taken by vote of stockholders other than for election of Directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes.

A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time-to-time by the Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Stock

The Company has authorized a total of 5,000,000 Shares of Preferred Stock, $0.0001 par value, which may be issued from time to time and bearing such rights, privileges and preferences as shall be designated by the Board of Directors. As of October 25, 2025, there are 74 Shares of Preferred Stock issued and outstanding.

On October 8, 2025 the Company authorized the creation of 74 Series A Super Voting Preferred Shares (the “Super Voting Preferred Stock”) with a par value of $0.0001. which shall have the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. If shares of Super Voting Preferred Stock are held by more than one holder, then each such holder shall have the right to vote all such Super Voting Preferred Stock shares held by such holder, with the total aggregate voting power among all holders of Super Voting Preferred Stock equaling 74%, such that for calculation purposes, each 1 share of Super Voting Preferred Stock will carry the collective number of votes equal to 1% of all voting shares of every class, including 1% of the issued and outstanding shares of all other Series of preferred stock, and including 1% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, such that, collectively, the holders of Super Voting Preferred Stock shall always vote the equivalent of 74% of all voting shares of every class, including 74% of the issued and outstanding shares of all other Series of preferred stock, and including 74% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock. The Super Voting Preferred Stock does not have any liquidation preference, redemption rights, dividend entitlement, and is not convertible to into Common Stock or any other class of the Company’s stock.

All voting shares of every class, including 74% of the issued and outstanding shares of all other Series of preferred stock, and including 74% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock.

On October 8, 2025, the Company filed a Certificate of Designation in the state of Wyoming to create 74 Shares of Series A Super Voting Preferred Stock, which were issued as follows: 37 Shares were issued to our CEO, Yves R. Michel and 37 Shares were issued to Lynden Holdings, LLC.

The Company can designate and issue additional shares of Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and Wyoming Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to: (a) the rate of dividend; (b) whether the shares may be called and, if so, the call price and the terms and conditions of call; (c) the amount payable upon the shares in the event of voluntary and involuntary liquidation; (d) sinking fund provisions, if any for the call or redemption of the shares; I the terms and conditions, if any, on which the shares may be converted; (f) voting rights; and (g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Warrants

None

Stock Options

None

Restricted Stock Units

None

Anti-Takeover Provisions

The provisions of the Wyoming Revised Statutes, our Articles of Incorporation and our Bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Wyoming Revised Statutes, our Articles of Incorporation and our Bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Stock Structure

Prior to the commencement of this offering, there are 31,500,000 shares of Common Stock outstanding representing voting power of 31,500,000 votes. Following this offering, there will be 41,500,000 shares of Common Stock outstanding.

Bylaws

Our Bylaws may be adopted, amended or repealed by an action of the Board of Directors. Our Bylaws contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors, unless otherwise provided by law. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any Directorship to be filled by reason of an increase in the number of Directors may be filled by election by the Board of Directors for a term of office continuing only until the next election of Directors by the shareholders. The number of Directors of the Corporation shall be fixed by the Board of Directors, but in no event shall be less than one (1). Each Director shall hold office until the next annual meeting of shareholder and until his successor shall have been elected and qualified. Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

Any officer or agent may be removed by the Board of Directors whenever, in its judgement, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights, and such appointment shall be terminable at will.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our Board of Directors can issue large amounts of capital stock as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Wyoming law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Articles of Incorporation, unless a corporation’s Articles of Incorporation or Bylaws, as the case may be, require a greater percentage. Our Articles of Incorporation and Bylaws do not require a supermajority vote on any matters, but we have issued a total of 74 shares of our Series A Super Voting Preferred Stock, 37 of which are owned by Yves R. Michel and 37 of which are owned by Lynden Holdings, LLC, giving them, in the aggregate the voting power equivalent to 74% of our issued and outstanding shares of Common Stock.

Cumulative Voting

The holders of our Common Stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of our company by replacing its Board of Directors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Trimark Power Corp. (“Trimark Power Corp.,” “We,” or the “Company”) is offering up to 10,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”) at the offering price of $0.05 per share.

The Common Stock

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

There were 31,500,000 issued and outstanding shares of Common stock as of October 25, 2025.

Preferred Stock

There are 5,000,000 shares of Preferred Stock authorized, par value $0.0001, and 74 shares of Series A Super Voting Preferred Stock issued and outstanding as of October 25, 2025.

Transfer Agent

We have not yet appointed a transfer agent. We will appoint a transfer agent registered under the Exchange Act and operates under the regulatory authority of the SEC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, if our shares become tradeable in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months or at least six months in the event we become a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent certified public accountant.

LEGAL MATTERS

Capital Markets Law Group, LLP will issue to Trimark Power Corp. its opinion regarding the legality of the common stock being offered hereby. Capital Markets Law Group, LLP has consented to the references in this prospectus to their opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, and other information with the SEC pursuant to the Securities Act of 1933. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART III — EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.1	Articles of Incorporation*
2.2	Bylaws*
2.3	Certificate of Designation for Series A Super Voting Preferred Stock*
4.1	Subscription Agreement*
6.1	Employment Agreement with Yves R. Michel dated August 21, 2025*
11.1	Consent of Capital Markets Law Group (included in Exhibit 12.1)*
12.1	Opinion of Legal Counsel.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the of New York, New York on December 1, 2025.

Trimark Power Corp.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Yves R. Michel
Yves R. Michel
Chief Financial Officer and Director December 1, 2025

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and offering.

By:	/s/ Yves R. Michel
Yves R. Michel
Chief Financial Officer and Director December 1, 2025

By:	/s/ Yves R. Michel
Yves R. Michel
Principal Financial Officer, Principal Accounting Officer December 1, 2025

TRIMARK POWER CORP.

FINANCIAL STATEMENTS

(Unaudited)

AS AT SEPTEMBER 30, 2025

Trimark Power Corp.

Master Index to Financial Statements

(Unaudited)

TRIMARK POWER CORP.

BALANCE SHEET

(unaudited)

September 30, 2025
ASSETS
Current
Cash	$10,002
Subscriptions receivable (Note 7)	3,000
Total current assets	13,002
TOTAL ASSETS	$13,002

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$16,533
Accounts payable-related parties (Note 4)	25,000
41,533

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A Preferred Voting stock, par $0.0001, 5,000,000 shares authorized; 74, shares issued and outstanding	74
Common stock, $0.001 par value; 500,000,000 shares authorized; 31,500,000 shares issued and outstanding	31,500
Accumulated deficit	(60,105)
Total stockholders’ deficit	(28,531)
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	$13,002

See the accompanying notes to financial statements

TRIMARK POWER CORP.

STATEMENT OF OPERATIONS AND LOSS

(unaudited)

For the period ended September 30, 2025
Expenses
General and administrative	2,605
Professional fees	5,000
Consulting fees	7,500
Executive compensation	30,000
Executive stock compensation	15,000
60,105
Net loss from operations for the period	$(60,105)

See the accompanying notes to financial statements

TRIMARK POWER CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

(unaudited)

	Common Stock		Preferred Shares		Additional Paid-in	Accumulated
	Number	Amount	Number	Amount	Capital	Deficit	TOTAL
Shares issued for cash/subscriptions	16,500,000	$16,500	74	$74	$-	$-	$16,574
Shares issued for services	15,000,000	15,000	-		-	-	15,000
Net loss for the period	-	-	-	-	-	(60,105)	(60,105)
Balance, September 30, 2025	31,500,000	$31,500	74	$74	$-	$(60,105)	$(28,531)

See the accompanying notes to financial statements

TRIMARK POWER CORP.

STATEMENT OF CASH FLOW

(unaudited)

For the period ended September 30, 2025
Cash flows used by operating activities
Net loss from operations for the year	$(60,105)
Executive stock compensation	15,000
Change in non-cash operating working capital items:
Accounts payable and accrued liabilities	16,533
Accounts payable-related parties	25,000
(3,572)
Cash flows provided from financing activities
Proceeds from sale of shares	13,574
Net Increase in cash	10,002
Cash, beginning of period	-
Cash, end of year	$10,002

See the accompanying notes to financial statements

TRIMARK POWER CORP.

Notes to the Financial Statements

September 30, 2025

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Trimark Power Corp. (the “Company”, “Trimark”), was incorporated in the State of Wyoming on August 21, 2025.

Trimark is a waste conversion and renewable energy company utilizing proven technology and equipment to convert woody and organic biomass into biochar and bio stimulants using advanced bioreactor technology.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the period ending September 30, 2025.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. The Company had no cash equivalents as at September 30, 2025.

Stock-based Compensation

We account for equity-based transactions with employees and non-employees under the provisions of FASB ASC Topic 718, “Compensation – Stock Compensation” (Topic 718), which establishes that equity-based payments to employees and non-employees are recorded at the grant date the fair value of the equity instruments the entity is obligated to issue when the employees and non-employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Topic 718 also states that observable market prices of identical or similar equity or liability instruments in active markets are the best evidence of fair value and, if available, should be used as the basis for the measurement for equity and liability instruments awarded in these share-based payment transactions. However, if observable market prices of identical or similar equity or liability instruments are not available, the fair value shall be estimated by using a valuation technique or model that complies with the measurement objective, as described in FASB ASC Topic 718.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company has no revenue. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern, the Company is planning to secure its financial capital in various ways. It will finance its operations initially through shareholder loans from the principals and through private placement investment offerings. The Company may decide to finance its project development stage by way of an equity offering by issuing shares or by engaging venture capital firms that invest in early-stage companies. Venture capital firms August do more than just supply money to small new opportunities. They can also provide advice on potential products, customers, and key employees.

The company will also look to develop a relationship with a bank or banks with the intention of demonstrating a track record of progress and building value and securing some form of financing in the future. Once the Company has a record of at least earning significant revenues, and better still of earning profits, the firm can make a credible promise to pay interest, and so it becomes possible for the firm to borrow money. Firms have two main methods of borrowing: banks and bonds.

Once the Company is earning profits (their revenues are greater than costs), it can choose to reinvest some of these profits in equipment, structures, and research and development. For many established companies, reinvesting their own profits is one primary source of financial capital.

Another source of financial capital that will be considered at the project development stage of a specific project is a bond. A bond is a financial contract: a borrower agrees to repay the amount that was borrowed and also a rate of interest over a period of time in the future. A corporate bond is issued by firms, but bonds are also issued by various levels of government. For example, a municipal bond is issued by cities, a state bond by U.S. states, and a Treasury bond by the federal government through the U.S. Department of the Treasury. A bond specifies an amount that will be borrowed, the interest rate that will be paid, and the time until repayment. Given the nature of the renewable industry regarding long term power purchase agreements or offtake agreements bonds are a very cost effective and reliable method of funding projects.

NOTE 4 – RELATED PARTY TRANSACTIONS

On August 21, 2025, the Company entered into a services agreement with the CEO with an effective date of August 1, 2025, whereby the Company agreed to pay a monthly fee of $10,000 for a term of three years. Pursuant to the terms of the Agreement, the company also issued 15,000,000 common shares to the CEO upon execution of the Agreement. The shares were valued at $0.001 for total non-cash compensation of $15,000. As of September 30, 2025, the Company owes $25,000 to the CEO for accrued fees.

NOTE 5 – COMMON STOCK

During the period ended September 30, 2025, the Company issued 16,500,000 common shares at $0.001 per share for cash proceeds of $16,500.

Refer to Note 4 for common stock issued to related parties.

NOTE 6 – PREFERRED STOCK

On October 8, 2025 the Company authorized the creation of 5 million Series A Super Voting Preferred Shares (the “Super Voting Preferred Stock”) with a par value of $0.0001. which shall have the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. If shares of Super Voting Preferred Stock are held by more than one holder, then each such holder shall have the right to vote all such Super Voting Preferred Stock shares held by such holder, with the total aggregate voting power among all holders of Super Voting Preferred Stock equaling 74%, such that for calculation purposes, each 1 share of Super Voting Preferred Stock will carry the collective number of votes equal to 1% of all voting shares of every class, including 1% of the issued and outstanding shares of all other Series of preferred stock, and including 1% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, such that, collectively, the holders of Super Voting Preferred Stock shall always vote the equivalent of 74% of all voting shares of every class, including 74% of the issued and outstanding shares of all other Series of preferred stock, and including 74% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock. The Super Voting Preferred Stock does not have any liquidation preference, redemption rights, dividend entitlement, and is not convertible to into Common Stock or any other class of the Company’s stock.

All voting shares of every class, including 74% of the issued and outstanding shares of all other Series of preferred stock, and including 74% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock.

On October 8, 2025, the Company issued 74 Series A Super Voting Preferred Shares.

NOTE 7 – SUBSCRIPTIONS RECEIVABLE

During the period ended September 30, 2025, the Company received subscriptions for 3,000,000 common shares at $0.001 per share.

NOTE 8 – SUBSEQUENT EVENTS

On October 8, 2025, the Company authorized the creation of 74 shares of Series A Super Voting Preferred Stock, and issued all 74 shares, 37 of which were issued to our CEO, Yves R. Michel, and 37 of which were issued to Lynden Holdings, LLC.